THIS COVENANT NOT TO COMPETE AGREEMENT (the "Agreement") is entered into as of the date written below between Wiz Technology, Inc., a Nevada corporation (the "Company"), Digital Systems Research, Inc., a Virginia corporation ("DSR"), Brian Barry and Willie Woods, officers of DSR. DSR, Brian Barry and Willie Woods are collectively referred to herein as the "Covenanting Parties."


                         R E C I T A L S


     A. Effective as of the date hereof, Q&A Sales Marketing, Inc. ("Q&A") is entering into an Agreement and Plan of Reorganization, pursuant to which Q&A will be merged (the "Merger") with and into a subsidiary of Company, Q&A Acquisition Company
("QAC").

     B. Prior to the Merger, DSR is a majority shareholder of Q&A.

     C. The Company is engaged in the business of developing, marketing and selling boxed software, CD ROM software, or budget consumer software to consumers throughout the world at manufacturers' suggested retail prices of less than $50.00 (the
"Business").

     NOW THEREFORE, in consideration of the Recitals, and the covenants and conditions hereinafter set forth, Covenanting Parties and Company agree as follows:

     1. Covenant Not To Compete. The Covenanting Parties agree not to compete with the Company or any of the Company's subsidiaries in the Business worldwide. The parties agree that the Covenanting Parties obligations hereunder may be construed as a series of separate covenants in each county or other legal jurisdiction in which the Company does business. For purposes of this Agreement, a Covenanting Party shall not be deemed to compete if it owns an interest in any corporation, partnership or other entity which competes with the Company or any of its subsidiaries provided that the beneficial equity or voting interest is less than 2%.

     2. Term. The term of this Agreement shall commence on the date hereof and shall remain in effect for a period of sixty (60) months.

     3. Remedies. In addition to any other remedies with Company may have by virtue of this Agreement, the Covenanting Parties agree that in the event a breach of the obligations under this Agreement are threatened, Company shall be entitled to obtain a temporary restraining order and preliminary injunction against the Covenanting Parties to restrain any breach of covenant not to compete under this Agreement.

     4. Miscellaneous. No waiver of any breach or default of this Agreement by DSR shall be considered to be a waiver of any other breach or default of this Agreement. Should any litigation be commenced between any of the Covenanting Parties and Company for such breach, the party prevailing in such litigation shall be entitled, in addition to such other relief that may be granted, to a reasonable sum as and for their or his or its attorney's fees and costs in such litigation. Every provision of this Agreement is intended to be severable. If any term or provision hereof is determined to be illegal or invalid for any reason whatsoever, said illegality or invalidity shall not affect the validity of the remainder of this Agreement. The interpretation of this Agreement shall be governed by the local law of the State of Virginia, without regard to conflict of laws. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter thereof. This Agreement shall inure to the benefit of the Company, its successors and assigns.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of March 8, 1996.


WIZ TECHNOLOGY, INC.


By:

Its:


DIGITAL SYSTEMS RESEARCH, INC.

By:
       Willie Woods, Chief Executive Officer





Willie Woods




Brian Barry